Exhibit 10.55

CONFIDENTIAL TREATMENT REQUESTED

Confidential material has been separately filed with the Securities and Exchange Commission under an application for confidential treatment. Terms for which confidential treatment has been requested have been omitted and marked with an asterisk [*]
Executive Agreement
In consideration of the employment offer, compensation, and benefits (including specifically the stock based award included therein) set forth in the Offer of Employment dated December 5, 2016 (the “Offer Letter”) to Duncan Mac Naughton (“Executive”), which the Executive acknowledges to be good and valuable consideration for the Executive’s obligations hereunder, the Executive and Family Dollar Stores, Inc., its parent, Dollar Tree, Inc. and each of their subsidiaries (collectively, the “Company”) hereby agree as follows:

1.
Effective Date. This Agreement shall become effective the first day of Executive’s employment with the Company as the President of Family Dollar Stores, Inc. (the “Effective Date”), which is currently expected to be on or around December 30, 2016.

2.
Covenants. The following covenants are several and survive the termination of the other provisions of this Executive Agreement (the “Agreement”) and survive the termination of Executive’s employment for any reason.

a.
Confidential Information. Executive understands and acknowledges that during the course of his employment by the Company, he will have access to and learn about Confidential Information belonging to the Company, including Family Dollar Stores, Inc., Dollar Tree, Inc. and their affiliates and subsidiaries.

For purposes of this Agreement, "Confidential Information" is all information not generally known to the public and developed or maintained by the Company or its agents in spoken, printed, electronic or any other form or medium, relating directly or indirectly to the Company’s: business processes, practices, methods, policies, plans, operations, strategies, agreements, contracts, transactions, potential transactions, know-how, trade secrets, intellectual property, works-in-process, databases, systems, vendor and supplier information, financial information, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, personnel information, market studies, sales information, revenue, costs, customer information, manufacturing information, transportation and logistics information, and factory lists of the Company or of any other person or entity that has entrusted information to the Company in confidence.
Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating and developing its vendor base, increasing its customer base, expanding the number of geographic markets in which it operates, training its executives, developing best operational practices, and negotiating highly competitive prices in the discount retail sector so as to provide the best value possible to its customers. Executive understands and acknowledges that as a result of these ongoing efforts, the Company has created, and continues to use and create, Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace, and it is essential to the Company’s success moving forward.

Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive, provided that such disclosure is through no direct or indirect fault of Executive or anyone acting on Executive’s behalf.

i.
Disclosure and Use Restrictions. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other executives of the Company not having a need to know such information); (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Executive’s authorized employment duties to the Company or with the prior consent of Executive’s supervisor; and (iv) to immediately return and not retain, in any form, any such Confidential Information upon the termination of Executive’s employment with the Company. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid subpoena or order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or subpoena/order. The Executive shall promptly provide written notice of any such order to the Company’s Chief Legal Officer.

Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive’s first having access to such Confidential Information and shall continue during and after Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

ii.
Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

b.	Covenant Not to Compete.

i.
Acknowledgment. Executive understands that the senior nature of his position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company and, further, that the improper use or disclosure by Executive of Confidential Information is likely to result in unfair or unlawful competitive activity. Executive understands and acknowledges that his experience and expertise relating to the business of a retailer are unique and specialized, and that the Company’s ability to reserve these talents for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company.

CONFIDENTIAL TREATMENT REQUESTED

Confidential material has been separately filed with the Securities and Exchange Commission under an application for confidential treatment. Terms for which confidential treatment has been requested have been omitted and marked with an asterisk [*]

ii.
Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Executive in the Offer Letter, during Executive’s employment and for a [*] period beginning on the last day of Executive’s employment with the Company, Executive agrees and covenants that he will not engage in any Prohibited Activity (as defined below) [*] for a Competitor (as defined below) [*]. This restrictive covenant applies whether Executive’s employment is terminated by Executive or by the Company for any reason or no reason.

1.    For purposes of this non-compete, "Prohibited Activity" is [*].

A “Competitor” is defined as: [*]

2.    Nothing herein shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.

c.
Non-Piracy of Company Executives. Executive agrees and covenants that, for a period of two years from the termination of Executive’s employment with the Company, Executive shall not directly or indirectly solicit, hire, recruit, or attempt to hire or recruit, any Company Executive, or induce the termination of employment of any Company Executive. “Company Executive” means any person who at the time of, or within three months immediately prior to, the solicitation, hiring, recruitment, or inducement, was employed by the Company at a Director level or more senior position. The types of communication prohibited by this provision explicitly include all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media.

d.
Non-Disparagement. Executive agrees and covenants that, during his employment and for 5 years after the termination of his employment, he will not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, or any of its executives, directors, and officers. This Section does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to Executive's Section 7 rights under the NLRA, right to make a complaint or charge with or respond to an inquiry from any government agency, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

e.
Acknowledgment. Executive acknowledges and agrees that the services Executive will render to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and merchandising and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Company.

Executive further acknowledges that the amount of Executive’s compensation and benefits, including his Sign-On Awards, as set forth in his Offer Letter reflect, in part, Executive’s obligations to the Company and the Company’s rights under this Agreement; that Executive has no expectation of any additional compensation or other payment of any kind not otherwise referenced in the Offer Letter; and that Executive will not be subject to undue hardship or an unreasonable restraint on his ability to earn a livelihood by reason of Executive’s full compliance with the terms and conditions of this Agreement or the Company’s enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time.

Executive’s obligations under each of Sections 2(a)(i), 2(b)(ii), 2(c), and 2(d) above are separable and independently enforceable of each other and of any legal obligations that may exist between the Company and Executive. The real or perceived existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or some other basis, will not alleviate Executive of Executive’s obligations under this Agreement and will not constitute a defense to the enforcement by the Company of the restrictions and covenants contained herein.

f.
Remedies. In the event of a breach or threatened breach by Executive of any of the restrictive covenants of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief. The Company may seek any such temporary injunctive relief or other forms of immediate relief related to a breach by Executive of any of the covenants in this Agreement in a court, notwithstanding the Parties’ Mutual Agreement to Arbitrate Claims.

3.
Governing Law: Jurisdiction and Venue. This Agreement and the Offer Letter, for all purposes, shall be construed in accordance with the laws of the State of North Carolina, without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement or the Offer Letter shall be brought in accordance with the requirements of the Parties’ Mutual Agreement to Arbitrate Claims, except that the Company may seek temporary or permanent injunctive relief or other forms of immediate relief related to a breach by Executive of any of the covenants in this Agreement in the state or federal courts located in Charlotte, North Carolina.

4.
Entire Agreement. Unless specifically provided herein, the Offer Letter, this Agreement, and the Mutual Agreement to Arbitrate Claims contain all the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

5.
Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by the Chief Executive Officer of the Company. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

6.
No Prior Restraints. Executive warrants that Executive is not restricted by any contract with a previous employer or any other person or entity from accepting employment with the Company, and that Executive has not signed any restrictive covenant agreement, such as a confidentiality, non-disclosure, non-solicitation, or non-competition agreement, with a previous employer or any other person or entity that would restrict or prohibit Executive’s performance of Executive’s duties for the Company.

7.
Severability. Should any provision of this Agreement be held by a court or arbitral authority of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court or arbitral authority is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement this 30th day of December, 2016.

Family Dollar Stores, Inc., Dollar Tree, Inc., and their subsidiaries
By: /s/ Mike Matacunas__________________ Name: Mike Matacunas Title: Chief Administrative Officer

EXECUTIVE
Signature: /s/ Duncan Mac Naughton________ Printed Name: Duncan Mac Naughton________